Exhibit 34.1

Independent Accountants’ Attestation Report concerning servicing activities of

Barclays Bank Delaware

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Barclays Bank Delaware:

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Servicing Criteria, that Barclays Bank Delaware (the “Company” or “Asserting Party”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions backed by credit card receivables, for which transactions the Asserting Party acted as servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, where the related asset-backed securities were outstanding during the Reporting Period for which the Asserting Party acted as servicer (the Platform), as of December 31, 2014 and for the year then ended, excluding the criteria which the Company has determined are not applicable to the servicing activities performed by them with respect to the Platform, as indicated in Appendix A of management’s Report on Assessment of Compliance with Servicing Criteria. As described in management’s assertion, for servicing criteria 1122(d)(2)(i), the Company has engaged a vendor to perform the activities required by this servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Section 200.06 of the SEC Division of Corporation Finance Compliance and Disclosure Interpretations (“Interpretation 200.06”). As permitted by Interpretation 200.06, the Company has asserted that it has policies and procedures in place that are designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 200.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to use Interpretation 200.06. Appendix B to management’s Report on Assessment of Compliance with Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

   PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

   T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

In our opinion, management’s assertion that Barclays Bank Delaware complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2014 for the Platform is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

March 17, 2015